Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2018 with respect to the consolidated financial statements of Talos Energy LLC included in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-222341) and related Consent Solicitation Statement/Prospectus of Sailfish Energy Holdings Corporation.

/s/ Ernst & Young LLP

Houston, Texas

March 29, 2018